Exhibit 99.1

GREAT PLAINS ENERGY REPORTS FIRST QUARTER 2016 RESULTS

Kansas City, Mo. (May 5, 2016) - Great Plains Energy (NYSE: GXP) today announced first quarter 2016 earnings of $26.0 million or $0.17 per share of average common stock outstanding, compared with first quarter 2015 earnings of $18.5 million or $0.12 per share. The Company is also affirming its 2016 earnings guidance range of $1.65 to $1.80 per share.

"We continue to transition to a cleaner generation portfolio by making investments in renewable energy and energy efficiency," said Terry Bassham, chairman and chief executive officer of Great Plains Energy. "Last month, we ceased burning more than 250 megawatts of energy at two coal units, announced plans to expand our energy efficiency programs and announced our first Missouri wind facilities, which will grow our renewable energy portfolio by 500 megawatts."

Great Plains Energy:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Three Months Ended March 31
(Unaudited)
	Earnings		Earnings per Great
			Plains Energy Share
	2016	2015	2016	2015
	(millions)
Electric Utility	$29.0	$20.9	$0.19	$0.14
Other	(2.6)	(2.0)	(0.02)	(0.02)
Net income	26.4	18.9	0.17	0.12
Preferred dividends	(0.4)	(0.4)	—	—
Earnings available for common shareholders	$26.0	$18.5	$0.17	$0.12

On a per-share basis, drivers for the increase in first quarter 2016 compared to the same period in 2015 included the following:

•	Approximately $0.12 of new Missouri and Kansas retail rates that became effective September 29, 2015 and October 1, 2015, respectively; and

•	An approximately $0.09 increase in other margin primarily due to new cost recovery mechanisms and an increase in the recovery of throughput disincentive associated with our energy efficiency programs.

These drivers were partially offset by the following:

•	An approximately $0.07 decline due to milder weather driven by a 16 percent decrease in heating degree days compared to the first quarter 2015;

•	$0.02 increase in other operating and maintenance expense;

•	$0.02 increase in depreciation and amortization due to capital investments being placed into service;

•
A $0.03 decrease in Allowance for Funds Used During Construction (AFUDC) resulting from lower average construction work in progress due to environmental upgrades at La Cygne No. 2 and other capital investments placed into service in March 2015; and

•	$0.02 of other items including higher general taxes and interest expense.

Overall retail MWh sales were down 5.3 percent in the first quarter 2016, compared to the 2015 period with the decrease driven by weather. The unfavorable weather impact in the first quarter 2016, when compared to normal, was approximately $0.05 per share.

On a weather-normalized basis, for the 12 months ended March 31, 2016, retail MWh sales increased an estimated 0.4 percent, net of Missouri Energy Efficiency Investment Act impacts, compared to the 2015 period.

Great Plains Energy will post its 2016 First Quarter Form 10-Q, as well as supplemental financial information related to the first quarter on its website, www.greatplainsenergy.com.

Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9:00 a.m. ET Friday, May 6, 2016, to review the Company’s 2016 first quarter earnings and operating results.

A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy’s website at www.greatplainsenergy.com. The webcast will be accessible only in a “listen-only” mode.

The conference call may be accessible by dialing (888) 353-7071 (U.S./Canada) or (724) 498-4416 (international) five to ten minutes prior to the scheduled start time. The pass code is 80031889.

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A replay and transcript of the call will be available later in the day by accessing the investor relations section of the Company’s website. A telephonic replay of the conference call will also be available through May 13, 2016, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (international). The pass code is 80031889.

About Great Plains Energy:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest. Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company use KCP&L as a brand name. More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:
Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and KCP&L are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; the outcome of contract negotiations for goods and services; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates the Companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including but not limited to cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; Great Plains Energy’s ability to successfully manage transmission joint venture; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; and other risks and uncertainties.
This list of factors is not all-inclusive because it is not possible to predict all factors. Other risk factors are detailed from time to time in Great Plains Energy’s and KCP&L’s quarterly reports on

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Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Each forward-looking statement speaks only as of the date of the particular statement. Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Great Plains Energy Contacts:
Investors: Calvin Girard, Senior Manager, Investor Relations, 816-654-1777, calvin.girard@kcpl.com
Media: Katie McDonald, Senior Director, Corporate Communications, 816-556-2365,
katie.mcdonald@kcpl.com

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